November 23, 2010

Westcore Trust

1290 Broadway, Suite 1100

Denver, Colorado  80203

Re:	Westcore Trust, a Massachusetts business trust (the “Trust”),
Registration Statement on Form N-14
filed with the Securities and Exchange Commission on November 23, 2010
(the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the shares (the “Shares”) of the Trust representing interests in the Westcore Blue Chip Fund (the “Fund”), a separate series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and between the Trust, on behalf of the Fund, and Blue Chip Value Fund, Inc., a Maryland corporation.

In such connection, we have examined the Registration Statement, the Certificate of Trust, the Amended and Restated Declaration of Trust, and the Amended and Restated Code of Regulations of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid and non-assessable Shares of the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Amended and Restated Declaration of Trust, as amended, disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Amended and Restated Declaration of Trust, as amended, provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP